Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

SJW Group

at
$68.25 Net Per Share
by

Waltz Acquisition Sub, Inc.

a wholly owned subsidiary of

California Water Service Group

To Our Clients:

        Waltz Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of California Water Service Group ("California Water"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SJW Group ("SJW"), at a price of $68.25 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the enclosed offer to purchase, dated June 7, 2018 (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"). The Offer to Purchase and Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the "Offer."

        We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

          1.     The tender price is $68.25 per Share, net to you in cash, without interest and less any required withholding taxes.

          2.     The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on August 3, 2018, unless extended (as extended, the "Expiration Date").

          3.     The Offer is not conditioned upon any financing arrangements or subject to any financing condition. Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by California Water and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis; (ii) the Agreement and Plan of Merger, dated as of March 14, 2018, as amended (the "CTWS Merger Agreement"), by and among SJW, Hydro Sub, Inc., a wholly owned subsidiary of SJW, and Connecticut Water Service, Inc., and the Voting and Support Agreements by and among SJW and each of the stockholders that are a party thereto as referenced in the CTWS Merger Agreement having been validly terminated in accordance with their respective terms; (iii) the board of directors of SJW having approved the Offer under Section 203 of the Delaware General Corporation Law ("DGCL") or the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the DGCL is inapplicable to the Offer; (iv) the approvals required by the California

  Public Utilities Commission and the Public Utility Commission of Texas shall have been obtained; and (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated. See "The Offer—Section 14—Conditions of the Offer" of the Offer to Purchase for a list of all conditions to the Offer.

          4.     Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

        Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
SJW Group
at
$68.25 Net Per Share
by
Waltz Acquisition Sub, Inc.

a wholly owned subsidiary of
California Water Service Group

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated June 7, 2018 (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"). The Offer to Purchase and Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the "Offer." Waltz Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of California Water Service Group ("California Water"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SJW Group ("SJW"), at a price of $68.25 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Dated , 2018
Name(s)
* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

Address(es)
Zip Code